UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 17, 2014

NEW CENTURY BANCORP, INC.

(Exact name of registrant as specified in its charter)

North Carolina	000-50400	20-0218264
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 W. Cumberland Street, Dunn, North Carolina	28334
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (910) 892-7080

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 17, 2014, Lisa F. Campbell notified New Century Bancorp, Inc. (the “Company”) of her decision to resign from her positions as executive vice president, chief financial officer, and chief operating officer of the Company and its wholly owned subsidiary, New Century Bank (the “Bank”). Ms. Campbell’s resignation will be effective on August 15, 2014.

Ms. Campbell has served as chief financial officer of the Company and the Bank since inception. Her resignation is not due to any disagreement relating to the operations, policies or practices of the Company or the Bank.

In light of Ms. Campbell’s service to the Company and the Bank, the Company and the Bank intend to enter into an appropriate Separation Agreement with Ms. Campbell that provides, among other things, for a lump sum payment of approximately $285,115.

The Company plans to appoint Mark A. Holmes to the positions of Executive Vice President and Chief Financial Officer of the Company and the Bank following the closing of the merger of the Company and Select Bancorp, Inc. (“Select”). Mr. Holmes is currently President and Chief Executive Officer of Select and Chief Executive Officer of Select’s wholly owned subsidiary, Select Bank & Trust Company.

Ms. Campbell will serve as Executive Vice President and Principal Accounting Officer of the Company and the Bank from the effective date of the merger with Select until August 15, 2014.

Information Regarding Forward-Looking Statements

This Current Report on Form 8-K (including information included or incorporated by reference herein) may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of the Company’s goals and expectations and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook” or similar expressions. These statements are based upon the current belief and expectations of the Company’s management and are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

NEW CENTURY BANCORP, INC.

By:	/s/ Lisa F. Campbell
Lisa F. Campbell
Executive Vice President, Chief Financial Officer and Chief Operating Officer

Dated: July 23, 2014